UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Criteo S.A.
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Dear Fellow Shareholders,

The annual Combined General Meeting of Shareholders is quickly approaching on June 25, 2020, and your vote is important. By now you should have received a copy of our proxy statement and, in particular, we want to highlight:

–	Items Nos. 16-18 regarding the authority to issue stock options, restricted stock units (RSUs) and performance share units (PSUs) to our executives and employees,

–
Items Nos. 20 and 23 regarding the authorizations to issue shares and convertible debt with preemptive rights and to grant a customary over-allotment option for any issuance pursuant to the overall capital authorization, also known as a “greenshoe” proposal, and

–	Items Nos. 26 and 27 regarding the delegation of authority to our board of directors to decide on mergers and the issuance of shares in the scope of a merger.

Glass Lewis, a proxy advisor, has recommended “FOR” all items on the ballot except for the above proposals. While we respect Glass Lewis’s report, we disagree with their conclusions.

Equity Resolutions

As we have noted in our proxy statement, because Criteo is incorporated in France, but is listed on Nasdaq, files reports with the Securities and Exchange Commission as a U.S. domestic registrant, and competes largely with U.S. companies, Criteo must carefully balance its considerations between French law and U.S. market norms. This is especially true in the market for talent. We specifically compete for talent with U.S. companies where such candidates expect compensation in line with our competitors. These candidates are in turn expected to bring the skills and experience we believe are needed to drive long-term shareholder value once they are hired.

In order to compete by attracting and retaining the right talent, the board of directors proactively constructed a well-rounded compensation program to include elements that our U.S. competitors offer. This includes stock options, RSUs and PSUs. Stock options provide our executive officers with realizable value over time only if our shareholders also realize value after the date the options are granted. RSUs and PSUs provide an appropriate balance between addressing retention objectives and driving corporate performance. It is worth noting that our stock options, RSUs and PSUs usually vest over a period of four years, subject to the fulfilment of the relevant conditions.

Resolution 16: Stock Options

Glass Lewis appears to have recommended “Against” Resolution 16 to authorize the issuance of stock options mainly because they say we failed to disclose minimum vesting periods, the options lack stringent performance conditions, and the exercise price for options may be set at a discount from fair market value.

With respect to the minimum vesting periods, we believe that Glass Lewis is mistaken. As stated on page 89 of our proxy statement, “any options granted under the 2016 Stock Option Plan will be subject to a vesting period of at least one year” within a total vesting schedule of four years for all granted stock options to vest. This minimum vesting period is mandated by Section 8(c)(i) of the plan.

Furthermore, while the options lack performance conditions (other than the fact that they will only realize value with the stock price), the board of directors also includes PSUs, which require the attainment of performance targets to be earned, as an important element of its compensation program. Options, RSUs and PSUs all serve different functions in our balanced compensation program and our PSUs intend to incentivize outperformance of corporate goals. It has been our board of directors’ practice to always grant a mix of these equity awards to strike the right balance between employee retention and corporate performance objectives, and our compensation program is best understood by considering these various components together rather than on a standalone basis.

Glass Lewis also noted that the exercise price for our stock options may be set at a discount from fair market value. We would like to clarify that our stock option plan provides that our board of directors may determine the subscription or purchase price of a share by reference to the closing sales price on the Nasdaq Global Market for the day prior to the board decision to grant options; however, the purchase or subscription price can be no less than 95% of the average of the closing sales price for an ADS during the prior 20 trading days. Further, pursuant to French law, if the option allows its holder to purchase shares which have been previously purchased by the Company, then, in addition to and not separate from the above-mentioned minimum price, the exercise price of such option may not be less than 80% of the average price paid by the Company for the purchase of the treasury shares. Those two calculations work together to set the minimum purchase price in the case of options giving rise to treasury shares. Together, these provisions are very shareholder friendly, because if the trailing 20-day average is lower than the price at which we repurchased shares, then the subscription price may be higher than if we simply used a 5% discount alone.

Our board of directors therefore recommends that you vote in favor of Resolution 16.

Resolution 17: RSUs

Similarly, Glass Lewis appears to have recommended to vote against Resolution 17 because of what they deem to be short vesting periods and a lack of stringent performance conditions for our RSUs.

With regard to the vesting period, as stated in the proxy statement, the Company’s RSUs have a minimum vesting period of one year. This minimum vesting period is set forth in Section 2 of the plan and its definition of “Vesting Period”. In accordance with French law, RSUs may also be subject to a holding period of a minimum one year, provided that the board of directors may reduce or remove the holding period entirely so long as the vesting period and any holding period, taken together, last at least two years after the grant date. Our standard practice is to issue RSUs which fully vest over a period of four years, with a first vesting period ending on the second anniversary of the grant date (i.e., a two-year cliff) and no holding period.

With regard to performance conditions, again, our board of directors did not intend for the RSUs to have stringent performance conditions because the PSUs are intended to fill that role. RSUs are an important element of our compensation program because they aid in retention goals, and we believe their use is consistent with U.S. market practice.

Our board of directors therefore recommends that you vote in favor of Resolution 17.

Resolution 18: PSUs

With respect to Resolution 18, Glass Lewis appears to have recommended against our PSU proposal because we have not disclosed what the performance conditions are, we have not subjected the “entirety of awards” to performance conditions, and the awards are subject to “short” vesting periods.

We note that we have included robust disclosure of the performance conditions tied to our 2019 PSUs in the Compensation Discussion & Analysis section of our proxy statement, as well as in the section titled “Resolutions 16 to 19: Equity Resolutions”. These 2019 conditions included stringent gross revenue and Free Cash Flow metrics, of which our executives only achieved the Free Cash Flow target and therefore only earned 50% of their target PSUs granted in 2019.

We have not disclosed performance conditions for 2020 because we are not required to disclose future performance conditions under U.S. securities laws and we do not believe it is market practice to do so. That being said, the 2019 performance metrics are reflective of our compensation philosophy and approach and, as such, can be used as a reasonable proxy for how the company thinks about the performance conditions for 2020. In addition, we maintain a robust pay-for-performance program as disclosed in our proxy statement and we note that Glass Lewis has recommended in favor of our Say on Pay proposals every year since 2016 when we first included such a proposal for shareholder vote.

Furthermore, our standard practice is to issue PSUs with the same vesting schedule as the standard one for the RSUs (i.e., subject to a two-year cliff and a four-year vesting schedule to fully vest), in addition to the achievement of the performance targets (which govern the number of shares that may vest).

Our board of directors therefore recommends that you vote in favor of Resolution 18.

Resolutions 20 and 23: Financial Authorizations

We note that Glass Lewis appears to have recommended against Resolutions 20 and 23 regarding the authorizations to issue shares and convertible debt with preemptive rights and the “greenshoe” because these authorizations could theoretically be used as anti-takeover devices, whereas these Resolutions are the renewal of the same resolutions that Glass Lewis supported in 2018 and 2019 respectively.

As we explicitly state on page 106 of the proxy statement in the section titled “Resolutions 20 to 25: Financial Authorizations”, the board of directors “does not intend to use these authorizations in the context of an unsolicited tender offer by a third party for Criteo shares.” Therefore, these authorizations should not be seen as anti-takeover devices.

Furthermore, any potential over-allotment under the “greenshoe” proposal would be capped at 15% of the initial issuance, i.e., a maximum of just an additional 1.5% of our stock. As is standard market practice, this additional flexibility would simply allow Criteo or its underwriters to better stabilize its stock price in the event of an underlying issuance to the benefit of all shareholders.

Our board of directors therefore recommends that you vote in favor of Resolutions 20 and 23.

Resolutions 26 and 27: Merger Authority

With respect to Resolutions 26 and 27 relating to merger authority, we agree with Glass Lewis that shareholders ought to have a say as to whether or not they support a merger or other material transaction.

However, as stated in the proxy statement, these proposals would only allow the board to issue shares for a maximum nominal amount of €165,507.20, or a maximum of 10% of the share capital. This is a new possibility provided for under French law, and it is important for us to be able to complete transactions of a smaller threshold in a timely and efficient manner. Indeed, we are asking shareholders to approve these resolutions because we believe that obtaining shareholders’ approval in these circumstances is often a cumbersome process that is particularly disproportionate for transactions that are smaller in size and could create uncertainty with respect to the ability to consummate such a transaction. Importantly, we note that our public U.S. competitors listed on Nasdaq or the New York Stock Exchange are typically subject to the “20% rule”, pursuant to which shareholder approval is required for transactions in which the acquirer intends to issue 20% or more of their outstanding common stock or voting power in a private offering. This is substantially greater than the 10% self-imposed threshold for which we are asking our shareholders to grant us authority.

Our board of directors therefore recommends that you vote in favor of Resolutions 26 and 27.

Your vote is important. If you have any questions, please do not hesitate to contact Innisfree M&A Incorporated, our proxy solicitor, at (888) 750-5834 and outside the United States at +1 (412) 232-3651. Thank you.